Exhibit 99.3

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                  MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP
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                            1998 Third Quarter Report
                        Limited Partner Quarterly Update


Presented for your review is the 1998 Third Quarter Report for Marriott Hotel Properties Limited Partnership (the "Partnership"). A discussion of the Partnership's performance and Hotel operations is included in the attached Form 10-Q, Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations. You are encouraged to review this report in its entirety. If you have any further questions regarding your investment, please contact Host Marriott Partnership Investor Relations at (301) 380-2070.

Host Marriott Corporation's Conversion to a Real Estate Investment Trust

As publicly announced in April 1998, Host Marriott Corporation ("Host Marriott"), the parent company of the General Partner of the Partnership, has adopted a plan to restructure its business operations so that it will qualify as a real estate investment trust ("REIT") for federal income tax purposes. As part of the REIT conversion, Host Marriott proposes to merge into HMC Merger Corporation (to be renamed "Host Marriott Corporation"), a Maryland corporation ("Host REIT"), and thereafter continue and expand its full-service hotel ownership business. Host REIT will operate through Host Marriott, L.P., a Delaware limited partnership (the "Operating Partnership"), of which Host REIT will be the sole general partner. This is commonly called an "UPREIT" structure and it is used to facilitate tax-deferred acquisitions of properties.

In previous correspondence, you were notified that you would be asked to vote on a proposed transaction involving the Merger of this Partnership with the Operating Partnership. The Prospectus/Consent Solicitation Statement and the Partnership's Supplement which contain detailed information relating to this proposal were mailed to all Limited Partners of record as of September 18, 1998. This is the date set by the General Partner as the record date for determining Limited Partners entitled to vote on the Merger and the related amendments to the partnership agreement. The Prospectus/Consent Solicitation Statement and the Partnership's Supplement should be reviewed as you make your decision to vote. You also received, among other things, a list of Questions and Answers and telephone numbers for assistance. We strongly encourage Limited Partners to consult with their own financial and tax advisors when making their decision on how to vote and which option to choose.

It is important that your Partnership Units be voted, regardless of the number of Partnership Units you hold. The solicitation period ends at 5:00 p.m., Eastern time, on December 12, 1998, unless extended. If you have not yet received the Prospectus/Consent Solicitation Statement or if you or your advisors have any questions regarding the Merger, please contact the Information Agent at 1-800-733-8481 extension 445.

Cash Distributions

On May 4, 1998, the Partnership made a cash distribution of $1,500 per limited partner unit. This distribution represented $540 per limited partner unit from 1997 operations and $960 per limited partner unit related to first quarter 1998 operations. On August 4, 1998, the Partnership made an interim cash distribution of $8,000 per limited partner unit from second quarter year-to-date 1998 operations. On November 6, 1998, the Partnership made an interim cash distribution of $6,500 per limited partner unit from third quarter operations. We expect to make a final cash distribution from 1998 operations in April 1999.
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Orlando World Center Expansion

As previously reported, the Partnership is expanding the Orlando World Center. The expansion includes a 500-room tower with a new parking garage, expansion of the existing JW's Steakhouse restaurant, redesign and renovation of the existing golf course and construction of 15,000 square feet of additional meeting space. Renovation of the golf course began on May 4, 1998 and is expected to be completed in January 1999. Construction of the parking garage began on July 22, 1998. Construction of the 500-room tower is expected to begin prior to the end of 1998. The entire project is expected to be completed in the spring of 2000. As of September 11, 1998, the Partnership has received construction loan advances of $4.6 million which were used to pay construction costs.

Estimated 1998 Tax Information

If the Partnership votes to approve the Merger and the Merger is consummated, the taxable income is estimated to be $18,800per limited partner unit for the year ending December 31, 1998. If the Partnership does not approve the Merger, the taxable income is estimated to be $15,600 per limited partner unit for 1998.

The 1998 tax information, used for preparing your Federal and state income tax returns, will be mailed no later than March 15, 1999. To ensure confidentiality, we regret that we are unable to furnish your tax information over the telephone. Unless otherwise instructed, we will mail your tax information to your address as it appears on this report. Therefore, to avoid delays in delivery of this important information, please notify the Partnership in writing of any address changes by January 31, 1999.